May 8, 2014

Contact:Douglas J. Glenn

President and Chief Executive Officer

(757) 217-1000

Hampton Roads Bankshares Announces First Quarter Financial Results

•	Year-to-date earnings totaled $3.9 million, a $3.3 million increase over the comparable period in 2013
•	Non-performing asset ratio improves by more than 30% year-over-year
•	Average core deposits grow by more than $24 million year-over-year

VIRGINIA BEACH, Va., May 8, 2014 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for the Bank of Hampton Roads and Shore Bank, today announced financial results for the first quarter of 2014.  Net income attributable to Hampton Roads Bankshares, Inc. was $3.9 million for the three months ended March 31, 2014,  compared to $0.6 million for the comparable period in 2013.

“Our financial results in the first quarter reflect the continued discipline in the execution of our One Bank strategic plan which we implemented in early 2013,” said Douglas Glenn, President and Chief Executive Officer.   "We are committed to achieving sustained profitability in a difficult banking environment without taking undue risk.  Our success has allowed for additional investment in people, products and services which provide our customers consistency, convenience and choice in helping them achieve their financial dreams. "

Net Interest Income

Net interest income for the three months ended March 31, 2014 and March 31, 2013 was $15.0 million and $15.9 million, respectively.  The decrease in year-over-year net interest income was primarily the result of decreases in average interest-earning assets and a  slight decline in net interest margin.

Credit Quality

The Company’s non-performing assets ratio improved to 5.16% at March 31, 2014 from 5.29% at December 31, 2013 and from 7.51% at the comparable quarter end in 2013.

The allowance for loan losses decreased $3.8 million (net of charge-offs and recoveries) during the three months ended March 31, 2014 as a result of net charge-offs exceeding additional provisions for loan losses.  Net charge-offs were $3.9 million during the three months ended March 31, 2014 compared with $4.7 million during the same period in 2013.  Our provision for loan losses was $100 thousand during the three months ended March 31, 2014 compared to no provision for loan losses being recorded during the same period in 2013.

Noninterest Income

Noninterest income for the three months ended March 31, 2014 was $7.3 million, an increase of $1.9 million as compared to $5.4 million for the same period in 2013. Declines in losses on premises and equipment,  other real estate owned and repossessed assets, and an increase in income from bank-owned life insurance, offset by a decline in mortgage banking revenue, produced a year-over -year increase.

Income from bank-owned life insurance increased $2.8 million to $3.2 million for the three months ended March 31, 2014 compared to $373 thousand for the comparative period in 2013, largely because of life insurance benefits recognized in excess of cash surrender value from the deaths of one current employee and one former employee during the first quarter of 2014.

Noninterest Expense

Noninterest expense was $18.5 million and $19.4 million for the three months ended March 31, 2014 and March 31, 2013,  respectively, a decrease of $915 thousand.  Year-over-year reductions in headcount and lower volume in our mortgage company were largely responsible for a $1.4 million decline in salaries and employee benefits.

Increased data processing costs and elevated professional and consultant fees partially offset the drop in salaries and employee benefits.    Data processing increased $350 thousand mainly due to implementation costs and operating expenses associated with the Company’s additional products and services.

Professional and consultant fees remain elevated due to a number of factors related to the launch of new products and services, the resolution of problem assets, and ongoing costs related to legal matters.

Balance Sheet Trends

Total assets were $1.9 billion at March 31, 2014, a decrease of $4.7 million from December 31, 2013.  The decrease in assets was primarily associated with a $4.5 million decrease in loans held for sale, a $34.8 million decrease in gross loans, a $9.0 million decrease in other real estate owned and repossessed assets, a $7.1 million decrease in investment securities available for sale, partially offset by a  $47.0 million increase in overnight funds sold and due from FRB and a $4.2 million increase in other assets.

Gross loans decreased by $34.8 million during the three months ended March 31, 2014, primarily due to normal loan pay down and charge-off activity exceeding new loan origination volume. Impaired loans increased by $3.3 million during the three months ended March 31, 2014 to $70.9 million, up from $67.6 million at December 31, 2013, primarily as a result of three credit relationships that became impaired.

Allowance for loan losses at March 31, 2014 decreased 10.8% to $31.3 million from $35.0 million at December 31, 2013 as net charge-offs exceeded additional provisions for loan losses.

Deposits at March 31, 2014 decreased $5.4 million from December 31, 2013 as a result of decreases of $4.5 million in time deposits over $100 thousand, decreases of $3.7 million in noninterest -bearing demand deposits, decreases of $3.4 million in savings deposits, partially offset by increases of $5.4 million in interest-bearing demand deposits. The decline in time deposits is primarily the result of the attrition of certain national market time deposits and reflects the Company’s continuing efforts to improve its mix of funds.

Average core deposits, which exclude brokered deposits and certificates of deposit greater than $100 thousand, increased by $24.4 million over the comparable quarterly average in 2013 as a result of successful marketing campaigns of the Company’s deposit products.

Capitalization

At March 31, 2014, the Company exceeded all of the regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered “well capitalized” under all applicable regulatory capital standards.  The Company’s total risk-based capital, Tier 1 and Tier 1 leverage ratios as of March 31, 2014, were 15.98%, 14.72% and 11.18%, respectively.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other filings made with the SEC.

About Hampton Roads Bankshares, Inc.

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia.  The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (collectively, the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.   The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Virginia, eastern Maryland and southern Delaware through six banking offices, ATMs and loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)
(unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Assets:
Cash and due from banks	$17,568	$18,806	$14,767
Interest-bearing deposits in other banks	698	654	818
Overnight funds sold and due from Federal Reserve Bank	89,866	42,841	108,637
Investment securities available for sale, at fair value	318,374	325,484	292,669
Restricted equity securities, at cost	16,419	17,356	17,323

Loans held for sale	20,544	25,087	51,846

Loans	1,349,743	1,384,531	1,412,650
Allowance for loan losses	(31,260)	(35,031)	(43,709)
Net loans	1,318,483	1,349,500	1,368,941
Premises and equipment, net	66,565	67,146	71,457
Interest receivable	4,567	4,811	5,371
Other real estate owned and repossessed assets,
net of valuation allowance	27,619	36,665	33,834
Intangible assets, net	1,288	1,437	2,075
Bank-owned life insurance	49,773	50,802	53,572
Other assets	13,848	9,683	11,032
Totals assets	$1,945,612	$1,950,272	$2,032,342
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$241,748	$245,409	$239,813
Interest-bearing:
Demand	605,697	600,315	570,544
Savings	58,873	62,283	61,949
Time deposits:
Less than $100	325,357	324,635	362,446
$100 or more	286,236	290,686	360,412
Total deposits	1,517,911	1,523,328	1,595,164
Federal Home Loan Bank borrowings	188,958	194,178	194,839
Other borrowings	29,086	28,983	41,103
Interest payable	6,341	6,025	5,181
Other liabilities	13,524	13,912	10,693
Total liabilities	1,755,820	1,766,426	1,846,980
Shareholders' equity:
Common stock	1,703	1,703	1,703
Capital surplus	587,786	587,424	586,508
Retained deficit	(401,005)	(404,864)	(410,754)
Accumulated other comprehensive income, net of tax	1,130	(865)	6,598
Total shareholders' equity before non-controlling interest	189,614	183,398	184,055
Non-controlling interest	178	448	1,307
Total shareholders' equity	189,792	183,846	185,362
Total liabilities and shareholders' equity	$1,945,612	$1,950,272	$2,032,342

Non-performing Assets at Period-End:
Nonaccrual loans including nonaccrual impaired loans	$ 44,242	$ 39,854	$ 78,633
Loans 90 days past due and still accruing interest	298	-	-
Other real estate owned and repossessed assets	27,619	36,665	33,834
Total non-performing assets	$ 72,159	$ 76,519	$ 112,467

Composition of Loan Portfolio at Period-End:
Commercial	$ 206,130	$ 225,492	$ 239,563
Construction	149,067	158,473	199,782
Real-estate commercial	588,480	590,475	553,350
Real-estate residential	355,074	354,035	364,743
Installment	52,439	57,623	56,296
Deferred loan fees and related costs	(1,447)	(1,567)	(1,084)
Total loans	$ 1,349,743	$ 1,384,531	$ 1,412,650

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended
(unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Interest Income:
Loans, including fees	$15,692	$16,471	$17,673
Investment securities	2,234	2,225	1,815
Overnight funds sold and due from FRB	32	64	42
Interest-bearing deposits in other banks	-	-	-
Total interest income	17,958	18,760	19,530
Interest Expense:
Deposits:
Demand	623	566	509
Savings	8	8	10
Time deposits:
Less than $100	772	819	1,000
$100 or more	737	783	1,008
Interest on deposits	2,140	2,176	2,527
Federal Home Loan Bank borrowings	422	468	486
Other borrowings	441	440	587
Total interest expense	3,003	3,084	3,600
Net interest income	14,955	15,676	15,930
Provision for loan losses	100	-	-
Net interest income after provision for loan losses	14,855	15,676	15,930
Noninterest Income:
Mortgage banking revenue	1,811	2,478	5,964
Service charges on deposit accounts	1,159	1,233	1,217
Income from bank-owned life insurance	3,216	296	373
Gain (loss) on sale of premises and equipment	(13)	457	(127)
Impairment of premises and equipment	-	-	(2,825)
Gain (loss) on other real estate owned and repossessed assets	221	(13)	(234)
Other than temporary impairment of other real estate owned and repossessed assets	(336)	(1,489)	(670)
Gain on sale of investment securities available for sale	67	18	-
Visa check card income	593	649	596
Rental Income	153	309	152
Other	431	659	982
Total noninterest income	7,302	4,597	5,428
Noninterest Expense:
Salaries and employee benefits	9,567	9,370	10,956
Occupancy	1,719	2,001	1,802
FDIC insurance	901	1,939	1,018
Professional and consultant fees	1,232	1,561	893
Data processing	1,147	1,176	797
Problem loan and repossessed asset costs	433	696	480
Equipment	373	389	464
Directors' and regional board fees	387	421	241
Advertising and marketing	254	434	260
Other	2,504	1,947	2,521
Total noninterest expense	18,517	19,934	19,432
Income before provision for income taxes	3,640	339	1,926
Provision for income taxes	7	(248)	-
Net income	3,633	587	1,926
Net income attributable to non-controlling interest	(226)	(36)	1,294
Net income attributable to Hampton Roads Bankshares, Inc.	$3,859	$551	$632

Per Share:
Cash dividends declared	$-	$-	$-
Basic Income	$0.02	$-	$-
Diluted Income	$0.02	$-	$-
Basic weighted average shares outstanding	170,477,548	170,370,406	170,390,149
Effect of dilutive shares and warrant	751,215	729,051	391,254
Diluted weighted average shares outstanding	171,228,763	171,099,457	170,781,403

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended
(unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Daily Averages:
Total assets	$ 1,936,027	$ 1,973,557	$ 2,031,259
Gross loans (excludes loans held for sale)	1,357,676	1,361,073	1,427,245
Total borrowings	218,783	223,213	233,557
Shareholders' equity *	187,208	185,864	185,361
Shareholders' equity - tangible *	185,833	184,355	183,126
Interest-earning assets	1,785,041	1,818,693	1,874,746
Interest-bearing liabilities	1,486,452	1,503,824	1,592,562

Financial Ratios:
Return on average assets	0.80%	0.02%	0.12%
Return on average equity *	8.31%	1.19%	1.36%
Return on average equity - tangible *	8.37%	1.20%	1.37%
Net interest margin	3.40%	3.42%	3.45%
Efficiency ratio	83.45%	98.42%	80.35%
Tangible equity to tangible assets *	9.69%	9.34%	8.96%

Allowance for Loan Losses:
Beginning balance	$ 35,031	$ 37,701	$ 48,382
Provision for losses	100	-	-
Charge-offs	(5,167)	(4,620)	(6,023)
Recoveries	1,296	1,950	1,350
Ending balance	$ 31,260	$ 35,031	$ 43,709

Asset Quality Ratios:
Annualized net chargeoffs to average loans	-1.37%	-0.80%	-1.43%
Non-performing loans to total loans	3.30%	2.88%	5.57%
Non-performing assets ratio	5.16%	5.29%	7.51%
Allowance for loan losses to total loans	2.32%	2.53%	3.09%

* Equity amounts exclude non-controlling interest

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release.  The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.